Exhibit 99.1

LENDINGTREE REPORTS Q2 2016 RESULTS; INCREASING FULL-YEAR OUTLOOK

•	Revenue of $94.3 million; up 71% over second quarter 2015

•	Variable Marketing Margin of $34.0 million; up 59% over second quarter 2015

•	Net Income from Continuing Operations of $9.0 million; up 41% over second quarter 2015

•	Record Adjusted EBITDA of $16.7 million; up 88% over second quarter 2015

•	Net Income per Diluted Share from Continuing Operations of $0.71

•	Adjusted Net Income per Share of $0.92

•	Record revenue from mortgage products of $56.0 million, up 51% over second quarter 2015

•	Increasing full-year 2016 Variable Marketing Margin and Adjusted EBITDA guidance

CHARLOTTE, NC - July 28, 2016 - LendingTree, Inc. (NASDAQ: TREE), operator of LendingTree.com, the nation's leading online loan marketplace, today announced results for the quarter ended June 30, 2016.
"We're thrilled to report another terrific quarter," said Doug Lebda, founder, Chairman and CEO. "We managed the business remarkably well through well-publicized headwinds in the personal loan industry. We delivered another new record in adjusted EBITDA for the fourth consecutive quarter and grew net income per diluted share by thirty-one percent sequentially over the first quarter," continued Lebda. "The second quarter's results demonstrate the resiliency of our model and give me even more confidence in our future prospects and opportunities for growth."

Gabe Dalporto, Chief Financial Officer added, “Having weathered the challenges we saw during the second quarter, we're increasing our variable marketing margin and adjusted EBITDA outlook for the rest of the year. Our fundamentals remain strong as we're expanding our lender network and growing consumer loan requests across categories while continuing to deliver innovative solutions to drive consumer finance online."

Second Quarter 2016 Business Highlights

•	Total loan requests in the quarter grew to 3.6 million, up 84% over second quarter 2015.

•
Record revenue from mortgage products of $56.0 million represents an increase of 51% over second quarter 2015. Mortgage originations nationwide grew 4% year over year, according to a survey of industry estimates.

•	Revenue from all lending categories grew compared to the prior year period.

•	In personal loans, we added 6 new lenders including a major national financial services company and grew loan requests 23% sequentially on reduced marketing expense.

•	In home equity, we grew loan requests 48% sequentially and added a major national bank. 4 of the top 5 largest national banks are now partnering with LendingTree in home equity.

•
Enrollment growth in My LendingTree continued, as more than 3.3 million consumers have now joined the My LendingTree personalization platform. Revenue contribution from My LendingTree grew 98% compared to the prior year.

LendingTree Selected Financial Metrics
(In millions, except per share amounts)

			Q/Q		Y/Y
	Q2 2016	Q1 2016	% Change	Q2 2015	% Change
Revenue by Product
Mortgage Products (1)	$56.0	$55.0	2%	$37.2	51%
Non-Mortgage Products (2)	38.3	39.7	(4)%	17.9	114%
Total Revenue	$94.3	$94.7	—%	$55.1	71%
Non-Mortgage % of Total	41%	42%		32%

Selling and Marketing Expense
Exchanges Marketing Expense (3)	$60.3	$60.6	—%	$33.7	79%
Other Selling & Marketing	4.2	4.5	(7)%	3.2	31%
Selling and Marketing Expense	$64.5	$65.1	(1)%	$36.9	75%

Variable Marketing Margin (4)	$34.0	$34.1	—%	$21.4	59%
Variable Marketing Margin % of Revenue	36%	36%		39%

Income Before Income Taxes	$12.6	$11.7	8%	$6.7	88%
Income Tax Expense	$(3.6)	$(4.8)	(25)%	$(0.3)	1100%
Net Income from Continuing Operations	$9.0	$6.9	30%	$6.4	41%
Net Income from Cont. Ops. % of Revenue	10%	7%		12%

Net Income per Share from Cont. Ops.
Basic	$0.76	$0.58	31%	$0.57	33%
Diluted	$0.71	$0.54	31%	$0.52	37%

Adjusted EBITDA (5)	$16.7	$15.8	6%	$8.9	88%
Adjusted EBITDA % of Revenue (5)	18%	17%		16%

Adjusted Net Income (5)	$11.7	$9.8	19%	$7.8	50%

Adjusted Net Income per Share (5)	$0.92	$0.76	21%	$0.63	46%

(1)	Includes the purchase mortgage and refinance mortgage products.
(2)	Includes the home equity, reverse mortgage, personal loan, credit card, small business loan, student loan, auto loan, home services, insurance and personal credit products.
(3)
Defined as the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses, which excludes overhead, fixed costs and personnel-related expenses.

(4)	Defined as revenue minus Exchanges marketing expense and is considered an operating metric.
(5)
Adjusted EBITDA, adjusted EBITDA % of revenue, adjusted net income and adjusted net income per share are non-GAAP measures. Please see "LendingTree's Reconciliation of Non-GAAP Measures to GAAP" and "LendingTree's Principles of Financial Reporting" below for more information.

Second Quarter 2016 Financial Highlights

•	Consolidated revenue of $94.3 million represents an increase of $39.2 million, or 71%, over revenue in the second quarter 2015.

•
Variable Marketing Margin of $34.0 million represents an increase of $12.6 million, or 59%, over second quarter 2015. At 36% of revenue, Variable Marketing Margin percentage was consistent with the prior quarter despite the inclusion of $0.5 million in television commercial production expense.

•
Net Income from Continuing Operations of $9.0 million was up 41% over second quarter 2015. Net Income from Continuing Operations as a percent of revenue of 10% declined compared to 12% in second quarter 2015 primarily due to higher income tax provision.

•	Record Adjusted EBITDA of $16.7 million increased $7.8 million, or 88%, over second quarter 2015. Adjusted EBITDA as percent of revenue improved to 18% from 16% in the second quarter 2015.

•	Income per diluted share from continuing operations of $0.71 was up 37% over second quarter 2015.

•
Adjusted Net Income per share of $0.92, representing growth of 46% year over year. Both GAAP and Adjusted Net Income per share reflect the full $3.6 million income tax expense recorded in accordance with GAAP. Income tax expense benefited by approximately $1.5 million in relation to a federal research and development tax credit recorded during the quarter.

•
During the second quarter 2016, the company repurchased 107 thousand shares of its stock at a weighted-average price per share of $71.15 for aggregate consideration of $7.6 million. As of June 30, 2016, the company has $49.1 million in repurchase authorization remaining.

Business Outlook - 2016
LendingTree is providing Revenue, Variable Marketing Margin, and Adjusted EBITDA guidance for third quarter 2016, and updating full-year 2016 guidance, as follows:

For third quarter 2016:

•	Revenue is anticipated to be $96.0 - $99.0 million, an increase of 38% - 42% over third quarter 2015.

•	Variable Marketing Margin is anticipated to be in the range of $35.0 - $36.5 million, growing 44% - 50% over third quarter 2015.

•	Adjusted EBITDA is anticipated to be in the range of $16.5 - $17.5 million, implying year-over-year growth of 50% - 59%.
For full-year 2016:

•	Revenue guidance remains in the range of $380 - $390 million, or 49% - 53% over full-year 2015.

•
Variable Marketing Margin is now anticipated to be $137 - $139 million, or 44% - 46% over full-year 2015, due to improved margin outlook. This represents an increase from prior guidance of $134 - $137 million.

•	Adjusted EBITDA is now anticipated to be in the range of $64 - $66 million, or 57% - 62% compared to full-year 2015, an increase from prior guidance of $62 - $65 million.

LendingTree is not able to provide a reconciliation of projected adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters and tax considerations. Expenses associated with legal matters and tax consequences have in the past, and may in the future, significantly affect GAAP results in a particular period.

Quarterly Conference Call
A conference call to discuss LendingTree's second quarter 2016 financial results will be webcast live today, July 28, 2016 at 9:00 AM Eastern Time (ET). The live audiocast is open to the public and will be available on LendingTree's investor relations website at http://investors.lendingtree.com/. The call may also be accessed toll-free via phone at (877) 606-1416. Callers outside the United States and Canada may dial (707) 287-9313. Following completion of the call, a recorded replay of the webcast will be available on LendingTree's investor relations website until 12:00 PM ET on Tuesday, August 2, 2016. To listen to the telephone replay, call toll-free (855) 859-2056 with passcode #48780452. Callers outside the United States and Canada may dial (404) 537-3406 with passcode #48780452.

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands, except per share amounts)
Revenue	$94,290	$55,136	$189,003	$106,071
Costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	3,464	1,991	6,937	3,966
Selling and marketing expense	64,538	36,877	129,597	69,714
General and administrative expense	8,553	7,039	17,812	14,267
Product development	3,781	2,390	7,666	4,563
Depreciation	1,174	717	2,172	1,371
Amortization of intangibles	72	37	97	99
Restructuring and severance	72	388	72	394
Litigation settlements and contingencies	(79)	(1,078)	90	(796)
Total costs and expenses	81,575	48,361	164,443	93,578
Operating income	12,715	6,775	24,560	12,493
Other income (expense), net:
Interest expense	(141)	(64)	(283)	(62)
Income before income taxes	12,574	6,711	24,277	12,431
Income tax expense	(3,572)	(272)	(8,370)	(579)
Net income from continuing operations	9,002	6,439	15,907	11,852
Loss from discontinued operations	(1,150)	(1,717)	(2,353)	(1,943)
Net income and comprehensive income	$7,852	$4,722	$13,554	$9,909

Weighted average shares outstanding:
Basic	11,795	11,382	11,863	11,343
Diluted	12,730	12,334	12,800	12,257
Income per share from continuing operations:
Basic	$0.76	$0.57	$1.34	$1.04
Diluted	$0.71	$0.52	$1.24	$0.97
Loss per share from discontinued operations:
Basic	$(0.10)	$(0.15)	$(0.20)	$(0.17)
Diluted	$(0.09)	$(0.14)	$(0.18)	$(0.16)
Net income per share:
Basic	$0.67	$0.41	$1.14	$0.87
Diluted	$0.62	$0.38	$1.06	$0.81
Amounts include non-cash compensation, as follows:
Cost of revenue	$29	$24	$70	$44
Selling and marketing expense	655	385	1,381	655
General and administrative expense	1,129	1,125	2,439	2,731
Product development	616	385	1,172	825

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2016	December 31, 2015
	(in thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$159,611	$206,975
Restricted cash and cash equivalents	4,087	6,541
Accounts receivable, net	41,733	29,873
Prepaid and other current assets	5,195	2,085
Current assets of discontinued operations	—	110
Total current assets	210,626	245,584
Property and equipment, net	12,939	9,415
Goodwill	4,007	3,632
Intangible assets, net	15,395	10,992
Deferred income tax assets	19,090	20,977
Other non-current assets	917	1,039
Non-current assets of discontinued operations	4,142	4,142
Total assets	$267,116	$295,781

LIABILITIES:
Accounts payable, trade	$1,345	$5,741
Accrued expenses and other current liabilities	37,228	34,885
Current liabilities of discontinued operations	14,057	13,401
Total current liabilities	52,630	54,027
Other non-current liabilities	1,618	586
Non-current liabilities of discontinued operations	27	26
Total liabilities	54,275	54,639
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Preferred stock $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock $.01 par value; 50,000,000 shares authorized; 13,945,565 and 13,865,620 shares issued, respectively, and 11,785,411 and 12,392,093 shares outstanding, respectively	139	139
Additional paid-in capital	1,013,021	1,006,688
Accumulated deficit	(736,570)	(750,124)
Treasury stock 2,160,154 and 1,473,527 shares, respectively	(63,749)	(15,561)
Total shareholders' equity	212,841	241,142
Total liabilities and shareholders' equity	$267,116	$295,781

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Below is a reconciliation of adjusted EBITDA and adjusted net income to net income from continuing operations, adjusted EBITDA % of revenue to net income from continuing operations % of revenue and adjusted net income per share to net income per diluted share from continuing operations. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015

Adjusted EBITDA	$16,660	$15,797	$8,902
Adjusted EBITDA % of revenue	18%	17%	16%
Adjustments to reconcile to net income from continuing operations:
Depreciation	(1,174)	(998)	(717)
Amortization of intangibles	(72)	(25)	(37)
Interest expense	(141)	(142)	(64)
Income tax expense	(3,572)	(4,798)	(272)
Adjusted net income	11,701	9,834	7,812

Non-cash compensation	(2,429)	(2,633)	(1,919)
Loss on disposal of assets	(140)	(127)	(10)
Estimated settlement for unclaimed property	—	—	(134)
Acquisition expense	(137)	—	—
Restructuring and severance	(72)	—	(388)
Litigation settlements and contingencies (1)	79	(169)	1,078
Net income from continuing operations	$9,002	$6,905	$6,439
Net income from continuing operations % of revenue	10%	7%	12%

Adjusted net income per share	$0.92	$0.76	$0.63
Adjustments to reconcile adjusted net income to net income from continuing operations	$(0.21)	$(0.22)	$(0.11)
Adjustments to reconcile effect of dilutive securities	$—	$—	$—
Net income per diluted share from continuing operations	$0.71	$0.54	$0.52

Adjusted weighted average diluted shares outstanding	12,730	12,873	12,334
Effect of dilutive securities	—	—	—
Weighted average diluted shares outstanding	12,730	12,873	12,334
Effect of dilutive securities	935	942	952
Weighted average basic shares outstanding	11,795	11,931	11,382

(1)	Includes legal fees for certain patent litigation.

LENDINGTREE’S PRINCIPLES OF FINANCIAL REPORTING

LendingTree reports Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA"), Adjusted EBITDA % of revenue, adjusted net income and adjusted net income per share as supplemental measures to GAAP.

Adjusted EBITDA and Adjusted EBITDA % of revenue are primary metrics by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and, in the case of adjusted EBITDA, by which management and many employees are compensated. LendingTree believes that investors should have access to the same set of tools that it uses in analyzing its results. LendingTree believes that adjusted net income and adjusted net income per share are useful financial indicators that provide a different view of the financial performance of the Company than adjusted EBITDA (the primary metric by which LendingTree evaluates the operating performance of its businesses) and the GAAP measures of net income from continuing operations and GAAP income (loss) per diluted share.

Adjusted net income and adjusted net income per share supplement GAAP income from continuing operations and GAAP income (loss) per diluted share by enabling investors to make period to period comparisons of those components of the nearest comparable GAAP measures that management believes better reflect the underlying financial performance of the Company’s business operations during particular financial reporting periods. Adjusted net income and adjusted net income per share exclude certain amounts, such as non-cash compensation, non-cash asset impairment charges, gain/loss on disposal of assets, restructuring and severance, litigation settlements, contingencies and legal fees for certain patent litigation, and acquisition expenses, which are recognized and recorded under GAAP in particular periods but which might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.

Definition of LendingTree's Non-GAAP Measures

EBITDA is defined as operating income or loss (which excludes interest expense and taxes) excluding amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) gain/loss on disposal of assets, (3) restructuring and severance expenses, (4) litigation settlements, contingencies and legal fees for certain patent litigation, (5) adjustments for acquisitions or dispositions, and (6) one-time items.

Adjusted net income is defined as net income (loss) from continuing operations excluding (1) non-cash compensation expense, (2) gain/loss on disposal of assets, (3) restructuring and severance expenses, (4) litigation settlements, contingencies and legal fees for certain patent litigation, (5) adjustments for acquisitions or dispositions, and (6) one-time items.

Adjusted net income per share is defined as adjusted net income divided by the adjusted weighted average diluted shares outstanding. In cases where the Company reported GAAP losses from continuing operations, the effects of potentially dilutive securities are excluded from the calculation of net loss per diluted share from continuing operations because their inclusion would have been anti-dilutive. In such instances where the Company reports GAAP net loss from continuing operations but reports positive non-GAAP adjusted net income, the effects of potentially dilutive securities are included in the denominator for calculating adjusted net income per share.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

One-Time Items

Adjusted EBITDA and adjusted net income are adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items, except for $0.1 million related to an estimated settlement for unclaimed property in the second quarter 2015.

Non-Cash Expenses That Are Excluded From LendingTree's Adjusted EBITDA and Adjusted Net Income

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with LendingTree remitting the required tax withholding amounts from its current funds.

Amortization of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Amortization of intangibles are only excluded from Adjusted EBITDA.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network lenders; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain customers in a cost-effective manner; ability to develop new products and services and enhance existing ones; competition; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2015, in our quarterly report on Form 10-Q for the period ended March 31, 2016 and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

About LendingTree, Inc.
LendingTree, Inc. (NASDAQ: TREE) operates the nation's leading online loan marketplace and provides consumers with an array of online tools and information to help them find the best loans for their needs. LendingTree's online marketplace connects consumers with multiple lenders that compete for their business, empowering consumers as they comparison-shop across a full suite of loans and credit-based offerings. Since its inception, LendingTree has facilitated more than 55 million loan requests. LendingTree provides access to its network of over 400 lenders offering home loans, home equity loans/lines of credit, reverse mortgages, personal loans, auto loans, small business loans, credit cards, student loans and more.
LendingTree, Inc. is headquartered in Charlotte, NC and maintains operations solely in the United States. For more information, please visit www.lendingtree.com.

Investor Relations Contact:
Trent Ziegler
trent.ziegler@lendingtree.com
704-943-8294

Media Contact:
Megan Greuling
megan.greuling@lendingtree.com
704-943-8208